ORIGINAL
                      IN THE UNITED STATES DISTRICT COURT
                           NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION

STORAGE COMPUTER CORP.,

    Plaintiff,
                                               Civil Action No. 3:01-CV-2078-N
v.

VERITAS SOFTWARE CORP., et al.,

         Defendants.

                               MEMORANDUM OPINION
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     Before the Court are the parties' cross-motions for summary judgment. The
Court holds that Plaintiff Storage Computer Corp. ("SCC") has no evidence of infringement of that the `919 Patent and that the `128 Patent describes a universal storage interface device in which all client requests for data must pass through the interface device, which Defendant Veritas Software Corp.'s ("Veritas") products do not do. Accordingly, the Court grants Veritas' motion for summary judgment and denies SCC's motion for summary judgment.
     The background of the patents in suit is set forth in the Court's Markman order of January 27, 2003.

                               I. THE `919 PATENT
                          A. Volume Manager Background

     SCC claims that Veritas' Volume Manager 3.x infringes Patent No. 5,893,919 (the " '919 Patent"). Volume Manager is a software product used to manage storage. It resides logically between the application program and the hardware device drivers, presenting a

MEMORANDUM OPINION -- PAGE 1

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simple interface to the host application while managing the complexity of multiple disk drives. Volume Manager can be configured by the user in different ways, and the operation of the combined hardware/software system can vary considerably depending on configuration.
     Volume Manager has evolved since version 1.0 was released in 1990. Version
1.0 supported RAID 1 (mirroring) in software. It also supported RAID 5 (parity) in hardware, but not software. That is, the computational complexity of calculating and writing the parity information was performed in the hardware associated with the disk array, not in the Volume Manager software. Version 1.0 also supported a backup feature called "snapshot." Snapshot permitted a user to select a volume and on-the-fly, make a backup copy of that volume as it existed at the time of the snapshot. This process differs from RAID 1 in that it is not an ongoing dynamic backup, and it is not a designation made prospectively. However, once a snapshot was initiated, in order for the copy to be accurate, any data written to the source volume was also written to the snapshot during the pendency of the copying process. Once the copying process was complete, the snapshot was split off from the source volume, it became its own volume, and the copying process ceased. The snapshot volume was then a point-in-time copy of the source volume.
     In 1994, Veritas introduced Volume Manager 2.0, which added the support for software RAID 5 volumes. Due to a potential problem with the use of the snapshot feature for a software RAID 5 volume, Veritas disabled the snapshot feature for software RAID 5 volumes. Due to changes in the mass storage market, however, using software for a RAID

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5 volume was not optimal, and Veritas advised its customers not to use the software RAID 5 feature of Volume Manager 2.0. In August 1999, Veritas introduced Volume Manager 3.0. As with version 2.0, Veritas continued to recommend that its users who desired to configure storage for RAID 5 should use hardware, rather than software. Moreover, due to unrelated changes in Volume Manager, the potential problem arising from the interaction of software RAID 5 and the snapshot feature went away, so Veritas removed the code that disabled that combination.
     There is no evidence before the Court that any Veritas customer went against Veritas' recommendation and configured a software RAID 5 volume, and then made a snapshot copy of that volume.

                  B. No Evidence of Contributory Infringement

     SCC claims that Volume Manager 3.x infringes the '919 Patent because it can be configured to support a software RAID 5 volume (1) and then used to make a snapshot copy of that volume. According to SCC's argument, it is immaterial whether any customer of Veritas actually ever did infringe, it is enough that Volume Manager is capable of being configured and used in a way that would be infringing. Veritas responds that having previously disclaimed means plus function construction at the Markman phase, SCC cannot now claim the benefit of means plus function construction to determine infringement. The Court begins its analysis with the language of the patent.

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(1)SCC does not contend that Volume Manager 3.x using a hardware RAID 5 controller would infringe.

MEMORANDUM OPINION -- PAGE 3

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     Claim 1 of the '919 Patent provides:

     In a mass storage mechanism for a system having mass storage devices for storing data and parity blocks respectively containing data and parity information wherein the system includes a host processor including memory and disk management facilities and a disk platform connected from the host processor and controlling a plurality of disk drive units comprising the mass storage devices, a protection mechanism providing user selectable levels of protecting against data loss, comprising:

     the plurality of disk drives for storing data in data blocks in storage segments of the disk drives and for storing parity blocks in storage segments of the disk drives, wherein the storage segments of the disk drives are organized into at least two functionally separate logical units, and each parity block contains parity information relating to the data stored in a plurality of corresponding data blocks wherein each one of the corresponding data blocks are located in a different one of the data disk drives, a disk allocation mechanism for storing as identification of at least one of the logical units to be mirrored, and a memory management mechanism for controlling operations of the disk platform for writing data blocks and parity blocks into the disk drives,

     the memory management mechanism being responsive to the identification of a logical unit for mirroring all data blocks written into the designated logical unit by writing a first copy of a data block assigned to a first storage address in a designated logical unit into the assigned storage address in the designated logical unit and writing a second copy of the data block assigned to a storage address in a designated logical unit into a second storage address in the disk drives wherein the second storage address is skewed with respect to the first storage address so that the second storage address is located in a disk drive separate from the disk drive containing the first storage address, and

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     writing at least one parity block containing parity information relating to the data block into the disk drives.

Veritas App. 18-19 (col 20:47-col 21:24).

     The first thing to note is that the description of the device is all in present tense: "the memory management mechanism being responsive...by writing a first copy...and writing a second copy...wherein the second storage address is skewed...and writing at least one parity block." By the literal language of the claim, it does not describe, or read on, a computer with Volume Manager 3.x installed unless Volume Manager has been configured with both software RAID 5 and a snapshot is in progress.(2) Because there is no evidence of

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(2) Veritas makes a somewhat more modest claim. It argues that as to sales of Volume Manager, SCC's claim is purely contributory infringement, requiring actual notice. Actual notice was not given until the date of suit, October 23, 2001. Veritas argues there is no evidence that any of its customers configured RAID 5 in software after that date, and therefore no evidence of actual infringement, and therefore no evidence of contributory infringement. Veritas is perhaps concerned that SCC's "capability for" argument might not reach as far as configuring RAID 5 in software, but would reach as far as the built in snapshot function, which apparently requires no separate configuration. Under that argument, the Court agrees, there would be no contributory infringement. As the Court understands SCC's claims, however, a computer with Volume Manager installed and configured with software RAID 5, but not running a snapshot, would still not infringe the claims; it still would not be a device that presently contains all the limitations of the claims, i.e., it would not embody a memory management mechanism being responsive to the identification of a logical unit for mirroring. It would embody a memory management mechanism capable of being responsive, but that is not the invention that SCC patented.

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such a configuration and operation, there is no evidence of direct(3) or contributory infringement by Veritas.
     SCC makes two responses to this analysis. First, it argues that this improperly imports method steps into an apparatus claim. The short answer is this analysis does not import anything into the claims; it simply reads and applies the claims as written. A slightly less terse response is that the claims do not describe a method, they describe an apparatus with certain characteristics. Among the characteristics of the claimed apparatus is that the memory management component of the device responds to certain events in certain ways, such as by writing both a parity block and a mirrored data block in response to a request from an application program to write data to a file on disk. The Court thus is not importing method steps into the analysis, rather it is analyzing the accused device to determine if it embodies all of the limitations written into the claim. Unless a computer with Volume Manager installed is performing RAID 5 in software and a snapshot, it does not embody all the claim limitations.
     Second, SCC argues that this approach conflicts with the Federal Circuit's analysis in Fantasy Sports Properties, Inc. v. Sportsline.com, Inc. 287 F.3d 1108 (Fed. Cir. 2002),

----------------------

(3)SCC argues that Veritas installed Volume Manager 3.x on a variety of hardware from different manufacturers, and that is evidence of direct infringement. As the Court has held, simply installing Volume Manager is not enough. Veritas points out, many of the different vendors' disk systems perform RAID 5 in hardware. While SCC might be entitled to some inference of testing and operation of Volume Manager by Veritas on those different vendors' disk subsystems, it would impermissibly stack inference upon inference to assume that Veritas installed Volume Manager, configured it to perform RAID 5 in software, and then took a snapshot of a RAID 5 volume, when there is no direct evidence of those contentions.

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and Intel Corp v. U.S. Inter. Trade Comm'n, 946 F.2d 821 (Fed. Cir. 1991).
SCC argues these cases stand for the proposition that an accused apparatus infringes if it possesses the capability of performing the recited function. E.g., SCC Response Brief at 5 n.13.
     But those cases rely upon the fact that the claims at issue were "means plus function" claims, pursuant to 35 U.S.C. SS 112, par. 6. The Intel Court specifically relied on the fact that the claims were "means plus function" in making its analysis: "Because the language of claim 1 refers to 'programmable selection means' and states 'whereby when said alternate addressing mode is selected' (emphasis added), the accused device, to be infringing, need only be capable of operating in the page mode." Intel, 946 F.2d at 832 (emphasis in original). Thus, the court found that the accused device need only be capable of operating in the patented manner because the claims recited means capable of operating in that manner, a characteristic inherent in "means plus function" claims.

     Likewise, in Fantasy Sports, the Court also relied on the "means plus function" language in the claims:

         Claim 1 also sets forth a number of functionally defined means that that software must contain.... Thus, the software underlying a computer program that presents a user with the ability to select among a number of different options must be written in such a way as to enable the computer to carry out the functions defined by those options when they are selected by the user. Therefore, although a user must activate the functions programmed into a piece of software by selecting those options, the user is only activating means that are already present in the underlying software. Otherwise, the user would be required to alter the code to enable the computer to carry out those functions.... In other words, an infringing software must include the "means for scoring...bonus points" regardless whether that means is activated or utilized in any way.

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Fantasy Sports, 287 F.3d at 1118.(4) Thus, a key part of Fantasy Sports'
analysis is that the limitation in the "means plus function" claim that must be embodied in the accused product in order to find infringement is only the means for performing the claimed function; the means may be present in the accused device regardless of whether that means is activated or utilized. Moreover, Fantasy Sports repeatedly emphasized that it is the language of the claim that is dispositive, not merely whether a device is capable of being modified to infringe. Id. At 1117-18 (citing High Tech Med. Instrumentation, Inc. v. New Image Indus., Inc., 49 F.3d 1551, 1555-56 (Fed. Cir.1995) and Telemac Cellular Corp. v. Topp Telecom., Inc., 247 F.3d

---------------------------

(4) This quoted language is perhaps why Veritas takes the more modest position that no infringement is shown unless its customers configured RAID 5 in software, and does not argue that infringement would further require showing that a snapshot was performed. See supra n.2. If the quoted language of Fantasy Sports were to apply to normal apparatus claims as well as "means plus function" claims, the difference between executing a snapshot function that is built into the system and configuring a complex software application would be meaningful. In a sufficiently complex software application, the configuration is a significant task in and of itself. It does not amount to simply picking one from column A and two from column B off a restaurant menu. Installation and configuration of a major piece of system software or a large application may take months and the installation and configuration services may constitute a sizeable percentage of the complete installed system cost. It requires technical expertise similar to that required for writing the actual source code. In such circumstances, there would not be any meaningful distinction between configuring the system and "alter[ing] the code" in the Fantasy Sports "means plus function" analysis. Thus, if the Fantasy Sports analysis is applied to the claims in suit, Veritas might concede that the mere capability of performing the built-in snapshot function was enough to satisfy the mirroring requirement of the claims, but configuring Volume Manager to perform RAID 5 in software would amount to altering the code. Because the claims at issue here are not "means plus function," and because that was a key requirement of Fantasy Sports' analysis, this Court need not decided whether configuring Volume Manager 3.x amounts to altering the code, within the framework of Fantasy Sports.

MEMORANDUM OPINION -- PAGE 8

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1316 (Fed. Cir. 2001)). Unlike a "means plus function" claim, the language of a standard apparatus claim, as here, does not fall within the "capability" analysis of Fantasy Sports.
     This result does not unfairly limit SCC's claims. At the claim construction phase, SCC successfully argued to the Court that its claims were not "means plus function" claims, in order to avoid the limitations of such claims to the means disclosed in specification. Having avoided the limitations of "means plus function" at the claim construction stage, SCC is estopped from claiming the benefits of "means plus function" at the infringement stage.
     Accordingly, the Court holds that there is no evidence of direct or contributory infringement of the '919 Patent by Veritas, and its motion for summary judgment is granted on that claim.

                              II. The '128 Patent

                         A. Background of SPD and SPFS

     SCC alleges that Veritas' SPD and SPFS products infringe claims 9 and 10 of the '128 Patent. SANPoint Direct ("SPD") provides multiple client computers under Windows with direct read access to shared disk storage. SPD includes both a client component and a server component. Read and write transactions directed to the shared SPD storage system are handled differently by SPD. In a read transaction, the SPD client component will send a request to the SPD server component, via the Common Internet File System ("CIFS") client.(5) If access is granted, the SPD server will also advise the SPD client, providing

------------------------------

(5)CFIS is a platform-independent file sharing protocol that permits clients to share files with servers located over the Internet (or presumable over any compatible TCP/IP based network

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it with the pertinent address information. The client computer then can directly access the shared storage to perform the read transaction. In a write transaction, the CIFS client will send the write request and data in CIFS format to the SPD server, which will then write the data to the shared storage.(6)
     SANPoint Foundation Suite ("SPFS") allows multiple servers to access data directly on shared storage. SPFS resides entirely on the servers and does not include a client component. SPFS is indifferent regarding what protocol client computers may use to network remote clients to SPFS servers and transfer files between the systems and does not require the presence of either NFS or CIFS protocols. Each SPFS server communicates direction with the shared storage for file data; file data does not pass from one SPFS server to another. On SPFS server is the "master," or primary, node, which is responsible for making file system metadata updates. Any other secondary SPFS server that is performing a read or write transaction will first obtain the file metadata from the master node, and it will then read or write the data directly to the shared storage file system. All SPFS servers in a cluster must use the same operating system, and the shared storage must e compatible with that operating system. There is no translation present in communication among SPFS servers in a cluster or their associated shared storage.

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or intranet). See generally www.Microsoft.com/mind/1196/cifs.asp.

(6)The Borthakur Declaration indicates that the write request and data are sent to the CIFS server. Veritas App. 181. By letter dated March 10, 2004, counsel for Veritas advise that the CIFS server and the SPD server are one and the same.

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                 B. SPD and SPFS Do Not Infringe the '128 Patent

     SCC Claims that SPD and SPFS infringe claims 9 and 10 of the '128 Patent, which depend on claims 1, 2, and 3. The operative claim language is:

        1. A device for providing an interface between at least one client computer and at least one storage device, the client computer having a first microprocessor for running a software application and a first operating system which produce I/O commands, the storage device containing at least one file, comprising:

     a file management system operative to convert the I/O commands from the software application and said first operating system in the client computer to high level commands to a selected format, said file management system further operative to receive said high level commands and convert said high level command s to compatible I/O commands;

     a second microprocessor operative to execute said high level commands received from said file management system and access the storage device to copy data in said intermediate common format from the client computer to at least one storage device wherein said microprocessor employs a second operating system distinct from said first operating system; and

     a file device driver interfacing said first operating system and the file management system by functioning to receive data and commands from the client computer and redirect the received data and commands to said file management system.

        2. The interface device of claim 1 wherein said file device driver resides in the client computer.

        3. The interface device of claim 2 wherein said file management system further includes a transport driver having first and second sections for facilitating transfer of data and commands between said file device driver and said file management system, said first section receiving data and commands from said file device driver and said second section relaying such data and commands to said file management system.

     ...

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        9.   The interface device of claim 3 further including a kernel operative to directly execute I/O commands from the software application in the client computer.

        10. The interface driver of claim 9 wherein said kernel utilizes the first operating system.

Veritas App. At 87-88 (col. 12:64-13:30, 13:50-13:54)

     For purposes of the infringement analysis, the salient feature of the '128 Patent is that all communications between the client and storage pass through the interface device. Claims 9 and 10 address an enhancement in which the client uses the same native file protocol as the interface device and the storage system; in that case, the device directly executes the I/O commands without the need to translate them into a common intermediate format. The direct execution takes place in the interface device, however; claims 9 and 10 do not describe a direct connection between the client and the storage system, Claims 9 and 10 thus may describe a HOV lane on the freeway through downtown, but they do not describe a loop that goes around downtown. The issue here is not that PSD and SPFS avoid infringement by adding an additional data pathway; the issue is that the required pathway described in claim 9 -- the direct execution kernel -- is missing from the allegedly infringing devices.
     The infringement analysis is somewhat easier for SPD. SCC argues that the direct connection between the client and the storage system for data reads constitutes the direct execution kernel of claim 9. First, the direct connection falls outside the alleged interface device. Second, a direct connection simply is not a kernel in the interface device.

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Accordingly, SPD lacks the kernel for directly executing I/O commands required by claims 9 and 10.
     The analysis of SPFS is somewhat more complex because it is not immediately clear how to map that product to the claims of the '128 patent. The infringement analysis of SCC's expert on SPFS is as follows:

          172. In a computer system running the VERITAS Cluster File System software [a component of SPFS], the second microprocessor of Claim 1 acts primary node which manages any file metadata required to access a shared as a disk containing a VxFS volume. When the client is using the same operating system, in this case Solaris, the client contains kernels associated with Cluster File System, Cluster Server and Cluster Volume Manager [other components of SPFS].

          173. When a software application running on the client, or secondary, accesses shared storage a copy of the file metadata is transferred to the client. The client's kernel then uses this metadata to directly execute I/O commands to access the shared storage. The I/O commands are directly executed because they are not first converted to high-level commands (e.g., NFS commands) before they are directed to the shared storage. Therefore since I/O commands are directly executed from the software application on the client computer, I conclude that a computer system running the VERITAS Cluster File System software literally infringes Claim 9 of the '128 Patent.

Veritas App. 574 (Michalson Infringement Report). Thus, according to SCC, in the '128 Patent infringement analysis, the SPFS primary node is the second microprocessor in the interface device, i.e., the server side, and the SPFS secondary node is the client side.

     This is a bit of a square peg in a round hole issue. In the preamble to claim 1, the client computer is running the software application that generates the I/O commands there is no showing that an SPFS secondary node runs a software application that generates I/O commands; quite the contrary, the SPFS is a server that executes I/O commands generated

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by some other (true) client running a software application. The Court is not attempting to turn environmental elements of the preamble into claim limitations (though perhaps here that would be appropriate), but only to illustrate what a stretch SCC is making to try and fit SPFS into the framework of the '128 Patent.
     One problem inherent in SCC's approach is that the limitations of claim 9 cannot be considered in isolation; claim 9 is dependent upon claims 1, 2, and 3. Thus, any any apparatus allegedly infringing claim 9 must also meet the limitations of claims 1, 2, and 3.(7) The difficulty for SCC is that its theory of infringement is different for claim 1 than for claim 9. In its infringement analysis of claim 1, SCC hypothesized an NFS client running an application program that sent NFS I/O commands to an NFS server resident on an SPFS node, which then executed those commands "to copy data in said intermediate common format from the client computer to at least one storage device." (claim 1). By the time it got to claim 9, SCC's infringement analysis had mutated to the point that the client for infringement analysis was an SPFS secondary node.
     Thus, in order to meet SCC's infringement analysis of both claims 1 and 9, it must hypothesize a configuration in which there is: (a) an SPFS primary node acting as an NFS server, (b) an SPFS secondary node acting as an NFS client and also (c) running application software, (d) in which the application software writes to the shared storage using NFS via

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(7) Although SCC has dropped its claims for relief for infringement of patent claims 1, 2, and 3, its must still show the accused device meets the limitations of those claims to show infringement on claim 9.

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the SPFS primary node and (e) can also write to shared storage directly from the SPFS secondary node on which the application is resident. There is no evidence that any such configuration has ever existed.
     In addition to the problem of no evidence, SCC's infringement analysis also rests on the proposition that a direct write to storage by an SPFS secondary node can be equated to the direct execution of an I/O command from a software application by a kernel resident in the interface device of claims 1, 2, and 3. That construction of the terms kernel and interface device does too much violence to those concepts as articulated in the specification of the '128 Patent. That patent illustrates an interface device that sits between a client running a software application and the shared storage, where the interface device contains a microprocessor performing the functions of the claims. E.g., Veritas App. 83-84 (col.4:65-5:3); Id. 58 (Fig. 2). Nothing in the specification shows a direct connection between the client and the shared storage. Accordingly, the court holds that the direct communication between an SPFS secondary node and shared storage cannot constitute the "interface device of claim 3 further including a kernel operative to directly execute I/O commands from the software application in the client computer," as those terms are used in the specification of the '128 Patent.
     The Court therefore holds that the summary judgment record shows that SPD and SPFS do not infringe claims 9 and 10 of the '128 patent due to the absence of the kernel required by claim 9, in addition to the lack of evidence of any infringing configuration even

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assuming the direct connection between SPFS and shared storage could constitute such a kernel.

                                   CONCLUSION

     For the reasons stated, Veritas' motion for summary judgment is granted. For the same reasons, SCC's motion for partial summary judgment is denied.

         SO ORDERED.

         SIGNED this 12 day of March, 2004.
                     --

                                                      /s/ David C. Godbey
                                                      --------------------
                                                          David C Godbey
                                                   United States District Judge

MEMORANDUM OPINION -- PAGE 16